UNITED STATES SECURITIES AND EXCHANGE COMMISSION


                   Washington, D.C. 20549


                   ______________________


                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934


     Date of Report                     September 30, 1996
     (Date of earliest event reported)


                BRADLEY PHARMACEUTICALS, INC.
   (Exact name of registrant as specified in its charter)



          New Jersey                    33-36120               22-2581418
(State or other jurisdiction Commission File Number)   (IRS Employer
 of incorporation)                                 Identification
                                             Number)

       383 Route 46 West, Fairfield, NJ                         07004
(Address of principal executive offices)                (Zip Code)


                        201-882-1505
    (Registrant's telephone number, including area code)


                       Not Applicable
(Former name or former address, if changed since last report)




                BRADLEY PHARMACEUTICALS, INC.


Item 1. Legal Proceedings


     On September 30, 1996, Bradley Pharmaceuticals, Inc. and its subsidiary, Doak Dermatologics, Inc. (collectively, the "Company"), entered into a settlement agreement with Stiefel Canada, Inc., Trans CanaDerm, Inc. and
Louis Vogel and certain other parties (collectively, "Trans CanaDerm") pursuant to which the lawsuit commenced by Trans CanaDerm on June 5, 1996 against the Company in the United States District Court for the Southern District of
New York, 96 Civ. 4175 (JFK), was settled with prejudice.

     Pursuant to the terms of the settlement, the Company received two million dollars resulting from settling litigation relating to the sale of the Company's independent Canadian distributor, Trans CanaDerm, Inc., of which the Company did not have an ownership position to Stiefel Canada, Inc., a competitor of the Company and the Company transferred to Trans CanaDerm all of the Company's rights, title and interest in and to certain Doak Dermatologics, Inc. products in Canada.

     Trans CanaDerm currently distributes several Doak products, as well as other unrelated brands in Canada, and by virtue of the foregoing transfer and payment, Trans CanaDerm will continue to market that Doak product line in Canada. Trans CanaDerm also has agreed to continue to purchase certain materials used in connection with the manufacture of the transferred Doak products through December 31, 1997.





















                BRADLEY PHARMACEUTICALS, INC.



                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              BRADLEY PHARMACEUTICALS, INC.



Date: October 14, 1996        By:/s/ Daniel Glassman
                         Name: Daniel Glassman
                         Title:   Chairman & Chief Executive Officer